UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2008

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Crossing Boulevard

Framingham, Massachusetts 01702

(Address of principal executive offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 17, 2008, we received a notice from The Nasdaq Stock Market, or Nasdaq, that for the past 30 business days our common stock has not met the $1.00 minimum closing bid price requirement for continued listing on the Nasdaq Global Market, as specified by Marketplace Rule 4450(a)(5).

The notification of non-compliance has no effect on the listing of our common stock at this time. In accordance with Marketplace Rule 4450(e)(2), we have 180 calendar days, or until July 15, 2008, to regain compliance. To regain compliance, the closing bid price of our common stock must equal or exceed $1.00 per share for a minimum of 10 consecutive trading days. Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance.

If we do not regain compliance with the minimum bid price requirement by July 15, 2008, Nasdaq will provide us written notification that our common stock is subject to delisting. We may also elect to apply to transfer our common stock from the Nasdaq Global Market to the Nasdaq Capital Market if we satisfy all requirements, other than the minimum closing bid price requirement, for initial inclusion in that market. If we make such an election and our transfer application is approved, we will be eligible to regain compliance with the minimum closing bid price requirement until 180 days after the end of the first 180-day period. If, at the conclusion of either or both of the 180-day periods, we have not achieved compliance, we may appeal Nasdaq’s determination to delist our common stock to the Nasdaq Hearing Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: January 18, 2008	By:	/s/ Geoffrey F. Cox
Geoffrey F. Cox
Chairman, Chief Executive Officer and President